UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2008
SOURCEFIRE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-33350	52-2289365
(Commission File No.)	(IRS Employer Identification No.)

9770 Patuxent Woods Drive
Columbia, Maryland 21046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 410-290-1616
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Thomas McDonough Retention Plans
     On August 25, 2008, Sourcefire, Inc. (the “Company”) and Thomas McDonough, the Company’s President and Chief Operating Officer, entered into participant agreements under which Mr. McDonough will participate in two severance plans previously adopted by the Company’s Board of Directors and in which certain of the Company’s officers participate.
     In connection with Mr. McDonough’s participation in the severance plans, the Company and Mr. McDonough have agreed that Mr. McDonough’s employment agreement dated August 9, 2002 will expire and terminate in accordance with its terms effective as of the close of business on September 9, 2008.
Executive Retention Plan
     On April 7, 2008, the Board of Directors approved the Executive Retention Plan (the “Retention Plan”). The Retention Plan has a term that continues through March 31, 2010. The general terms of the Retention Plan were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2008.
     Under the terms of Mr. McDonough’s participation in the Retention Plan, as set forth in his “participant agreement” under the Retention Plan (the “Retention Plan Participant Agreement”), if he is terminated by the Company for any reason other than cause or disability (each as defined in the Retention Plan) or death, or if he terminates his employment for good reason (as defined in the Retention Plan, as modified by the Retention Plan Participant Agreement for Mr. McDonough), then, subject to signing an acceptable release in favor of the Company, he will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if he secures alternative employment within this period). In addition, the vesting of all stock options and shares of restricted stock awarded to Mr. McDonough will be accelerated by 25% of the number of options or shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining options or shares awarded to him if less than 25% of the options or shares of restricted stock remain unvested at the date of termination).
Executive Change in Control Severance Plan
     On April 7, 2008, the Board of Directors approved the Executive Change in Control Severance Plan (the “Change in Control Plan”). The general terms of the Change in Control Plan were described in the Company’s Current Report on Form 8-K filed with the Commission on April 11, 2008.
     Under the terms of Mr. McDonough’s participation in the Change in Control Plan, as set forth in his “participant agreement” under the Change in Control Plan (the “Change in Control Plan Participant Agreement”), if he is terminated by the Company without cause (as defined in the Change in Control Plan), or if he terminates his employment for good reason (as defined in the Change in Control Plan, as modified by the Change in Control Plan Participant Agreement for Mr. McDonough), within 12 months following a change in control transaction (or, for a termination without cause only, termination at any time following approval of the change in control transaction by the Company’s Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of the Company, he will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if he secures alternative employment within this period). In addition, all of his outstanding stock options will become fully vested upon such termination, and any shares of restricted stock previously awarded to him will be accelerated by 50% of the number of shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to him if less than 50% of the shares of restricted stock remain unvested at the date of termination).
     The foregoing descriptions of the Retention Plan and the Change in Control Plan are not complete and are qualified in their entirety by reference to the plans, which were filed as Exhibits 10.3 and 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 5, 2008, and the Retention Plan Participant Agreement and the Change in Control Plan Participant Agreement for Mr. McDonough, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008	Sourcefire, Inc.

	By:	/s/ Douglas W. McNitt Douglas W. McNitt
Secretary and General Counsel

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